Geospatial Corporation S-1/A

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Geospatial Corporation

229 Howes Run Road

Sarver, PA 16055

We hereby consent to the use (incorporation by reference) in the Prospectus constituting a part of this Registration Statement of our reports dated October 10, 2014 relating to the consolidated financial statements and schedules of Geospatial Corporation, which are contained (incorporated by reference) in that Prospectus and of our report dated October 10, 2014, relating to the schedules, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Goff Backa Alfera & Company, LLC